Exhibit 11(a)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form 1-K (Annual Report) dated April 26, 2023, of our report, dated April 25, 2023, on our audit of the consolidated financial statements of Birgo Reiturn Fund LLC, which comprises the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statement of operations, changes in unit holders’ equity, and cash flows for the year then ended December 31, 2022, and for the period from inception, November 2, 2021, through December 31, 2021, and the related notes to the consolidated financial statements.

Pittsburgh, Pennsylvania

April 26, 2023